AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                       -----------------------------------

          THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "AMENDMENT") is made as of January 28, 2003 by and between Central Bancorp, Inc., a Massachusetts corporation (the "COMPANY"), and EquiServe Trust Company, N.A., a national banking association (the "RIGHTS AGENT"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement referenced below.

                                   BACKGROUND
                                   ----------

          WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of October 11, 2001 (the "RIGHTS AGREEMENT"), pursuant to which the Board of Directors of the Company authorized and declared a dividend of one Right for each share of Common Stock outstanding at the close of business on the Record Date, and authorized the issuance of one Right with respect to each share of Common Stock that has or will become outstanding between the Record Date and prior to the Separation Time, upon the terms and subject to the conditions set forth in the Rights Agreement; and

          WHEREAS, the Rights Agent desires to resign as such and in furtherance wishes to facilitate the appointment of a successor; and

          WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without any approval of the holders of the Rights; and

          NOW, THEREFORE, the parties hereto, in consideration of the premises and agreements contained herein, intending to be legally bound hereby, agree as follows:

          1. Section 4.4 of the Rights Agreement is amended to read as follows:

               4.4  Change of Rights  Agent.  The Rights Agent may resign and be
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          discharged  from its duties under this  Agreement upon 60 days' notice
          (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. The Company may remove the Rights Agent upon 60 days' notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which
          holder  shall,   with  such  notice,   submit  such  holder's   Rights
          Certificate for inspection by the Company), then the holder of any Rights or the Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or any other state of the United States which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for
          the  purpose.   Not  later  than  the  effective   date  of  any  such
          appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

          2.  Resignation of Rights Agent.  The resignation of the of the Rights
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Agent is hereby  accepted  by the  Company as of the date  hereof and the Rights
Agent shall be relieved of any and all liability hereunder to the Company or the Rights Holders.

          3. Full Force and Effect.  This Amendment shall be effective as of the
             ---------------------
date hereof. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          4. Governing Law. This Agreement shall be deemed to be a contract made
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under the laws of the Commonwealth of  Massachusetts  and for all purposes shall be governed by and  construed in accordance  with the laws of such  Commonwealth
applicable  to  contracts  to  be  made  and  performed   entirely  within  such
Commonwealth.

          5.  Counterparts.  This  Agreement  may be  executed  in any number of
              ------------
counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                         (signatures on following page)

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

          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.


                                  CENTRAL BANCORP, INC.


                                  By:/s/ John D. Doherty
                                     -----------------------------------------
                                     Name: John D. Doherty
                                     Title:  President


                                  EQUISERVE TRUST COMPANY, N.A.


                                  By:/s/ Dennis V. Moccia
                                     -----------------------------------------
                                     Name: Dennis V. Moccia
                                     Title: Managing Director


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